Exhibit 99.2

Crescera Capital Acquisition Corp. Announces Closing of $201 Million Initial Public Offering and Exercise of Full Over-Allotment Option

Rio de Janeiro, RJ—November 23, 2021 — Crescera Capital Acquisition Corp. (“Crescera” or the “Company”) announced the closing today of its initial public offering of 20,125,000 units at $10.00 per unit, including the exercise in full by the underwriter to purchase an additional 2,625,000 units to cover over-allotments. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “CRECU” on November 19, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “CREC” and “CRECW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a business combination with a company not limited to a particular industry, sector or geographic region in Latin America. The Company’s sponsor is associated with the Brazilian asset management firm Crescera Capital.

UBS Investment Bank is acting as the sole book-running manager of the offering. EarlyBirdCapital, Inc. is acting as financial advisor.

The offering is being made only by means of a final prospectus. Copies of the final prospectus may be obtained from UBS Securities LLC by mail at 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Department, by telephone at (888) 827-7275 or by email at ol-prospectus-request@ubs.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Natalia C. Galarti

Chief Operating Officer, Crescera Capital

Laura Guaraná Carvalho

Chief Financial Officer

spac@crescera.com